Exhibit 99.1

                        PHH Corporation and Subsidiaries
                               SEGMENT INFORMATION
                                  (in millions)

In connection with the acquisition of the fleet management business of Avis Group during first quarter 2001, the Company realigned the operations and management of certain of its businesses. Accordingly, the Company's segment reporting structure now encompasses the following two reportable segments: Real Estate Services and Fleet Management. Segment information for the Real Estate Services segment for the years ended December 31, 2000, 1999 and 1998 has been restated to conform to the current reporting structure.

Year ended December 31, 2000

                                              Real
                                             Estate       Corporate
                                            Services      and Other        Total
                                            --------      ---------        -----
Net revenues                                $  871         $   27         $  898
Adjusted EBITDA                                322             30            352
Non-vehicle depreciation
   and amortization                             43             --             43
Segment assets                               3,887            530          4,417
Capital expenditures                            33              1             34

Year ended December 31, 1999

                                              Real
                                             Estate       Corporate
                                            Services      and Other        Total
                                            --------      ---------        -----
Net revenues                                $  812         $   18         $  830
Adjusted EBITDA                                304             26            330
Non-vehicle depreciation
   and amortization                             36             --             36
Segment assets                               3,850            437          4,287
Capital expenditures                            69             --             69

Year ended December 31, 1998

                                              Real
                                             Estate       Corporate
                                            Services      and Other        Total
                                            --------      ---------        -----
Net revenues                                $  797         $   11         $  808
Adjusted EBITDA                                311              5            316
Non-vehicle depreciation
   and amortization                             26             --             26
Segment assets                               4,634            222          4,856
Capital expenditures                           106             --            106